Exhibit 99.6

FORM 51-102F3

Material Change Report

Item 1	Name and Address of Company

Village Farms International, Inc. (“Village Farms”)

4700 - 80th Street

Delta, British Columbia

V4K 3N3

Item 2	Date of Material Change

March 19, 2020.

Item 3	News Release

A news release was issued through CNW Group on March 19, 2020.

Item 4	Summary of Material Change

Village Farms announced that it has entered into an underwriting agreement with Beacon Securities Limited (“Beacon”) as sole underwriter, pursuant to which Beacon has agreed to purchase 3,125,000 common shares (the “Offered Shares”) in the capital of Village Farms at a price of C$3.20 per Offered Share (the “Issue Price”) for aggregate gross proceeds to Village Farms of C$10,000,000 (the “Offering”).

In addition, Village Farms has granted Beacon an over-allotment option, exercisable, in whole or in part, to purchase up to an additional number of Offered Shares equal to 15% of the Offered Shares sold pursuant to the Offering (the “Over-Allotment Shares”), at the Issue Price, at any time up to 30 days from the closing of the Offering.

Item 5	Full Description of Material Change

5.1 Full Description of Material Change

Village Farms announced that it has entered into an underwriting agreement with Beacon pursuant to which Beacon has agreed to purchase the Offered Shares at the Issue Price for aggregate gross proceeds to Village Farms of C$10,000,000.

In addition, Village Farms has granted Beacon an over-allotment option, exercisable, in whole or in part, to purchase any Over-Allotment Shares at the Issue Price at any time up to 30 days from the closing of the Offering.

The closing of the Offering is expected to occur on or about March 24, 2020 and is subject to the completion of formal documentation and receipt of all necessary regulatory and stock exchange approvals. Village Farms intends to use the net proceeds from the Offering for working capital and general corporate purposes.

The Offered Shares and any Over-Allotment Shares to be issued under the Offering will be offered in each of the provinces of Canada, other than Québec, pursuant to Village Farms’ base shelf prospectus dated June 20, 2019 (the “Base Prospectus”), and in the United States pursuant to a prospectus supplement to the Base Prospectus included in Village Farms’ effective registration statement on Form F-10 (File No. 333-232115) previously filed with the United States Securities and Exchange Commission. The Offered Shares and any Over-Allotment Shares may also be sold in such other jurisdictions as Village Farms and Beacon may agree. The terms the Offering will be further described in a prospectus supplement to be filed with the securities commission in each of the provinces of Canada, other than Québec.

5.2 Disclosure for Restructuring Transactions

Not applicable.

Item 6	Reliance on subsection 7.1(2) of National Instrument 51-102

Not applicable.

Item 7	Omitted Information

No information has been omitted from this report on the basis that it is confidential information.

Item 8	Executive Officer

For further information, please contact Stephen C. Ruffini, Executive Vice President and Chief Financial Officer, at (407) 936-1190, ext. 340.

Item 9	Date of Report

March 19, 2020.